Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

Brookfield Renewable Partners L.P.

Brookfield BRP Holdings (Canada) Inc.

Brookfield Renewable Energy L.P.

BRP Bermuda Holdings I Limited

Brookfield BRP Europe Holdings (Bermuda) Limited

BEP Subco Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly and Carry Forward Registered Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	7.250% Perpetual Subordinated Notes issued by Brookfield BRP Holdings (Canada) Inc.	Rule 457(r)	$150,000,000	100%	$150,000,000	0.00014760	$22,140
	Debt	Guarantees(2)	Rule 457(n)(3)	—	—	—	—	—
	Total Offering Amounts					$150,000,000
	Total Fees Previously Paid							—
	Total Fees Offsets							—
	Net Fee Due							$22,140

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
(2)

The 7.250% Perpetual Subordinated Notes issued by Brookfield BRP Holdings (Canada) Inc. are fully and unconditionally guaranteed by Brookfield Renewable Partners L.P. and are additionally guaranteed by each of Brookfield Renewable Energy L.P., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited and BEP Subco Inc.

(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.